Investor Relations Contact:
David J. Rodgers, Senior VP and Chief Financial Officer
(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS IMPROVED RESULTS
FOR THE FIRST QUARTER OF FISCAL YEAR 2015; GUIDANCE
INCREASED FOR ALLMAND ACQUISITION

MILWAUKEE, October 15, 2014/PRNewswire/ -- Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its first fiscal quarter ended September 28, 2014.

Highlights:

•	First quarter fiscal 2015 consolidated net sales were $292.6 million, a decrease of $24.7 million or 7.8% compared to the prior year

•	First quarter 2015 consolidated adjusted net loss was $9.3 million, an improvement of 43% from the adjusted net loss of $16.5 million in the first quarter of fiscal 2014

•	First quarter fiscal 2015 adjusted diluted loss per share was $0.21, an improvement from the adjusted diluted loss per share of $0.35 in the prior year

•
Completed the acquisition of Allmand Bros., Inc., a leading designer and manufacturer of high quality towable light towers, industrial heaters, and solar LED arrow boards, for total consideration of approximately $62 million in cash for all outstanding shares, net of acquired cash

•	Fiscal 2015 earnings related to Allmand anticipated to be accretive to earnings per share by $0.07 - $0.08 per diluted share, excluding deal expenses

“As we expected, the first quarter results reflect improved profitability in both the engines and products businesses despite lower engine sales,” said Todd J. Teske, Chairman, President and Chief Executive Officer. “Coming into the fiscal year, we anticipated that higher channel inventories of lawn and garden equipment would impact our first quarter engine sales compared with last year which benefitted from lower channel inventories and strong late season retail sales of equipment. Our OEM customers and retailers have taken actions to reduce inventories which impacted our engine sales.” Teske continued, “Despite the sales decrease, we are pleased with the improved margins in both the engines and products businesses, reflecting the cost cutting actions and our focus on higher margin products, including the acquisition of Allmand.”

Consolidated Results:

Consolidated net sales for the first quarter of fiscal 2015 were $292.6 million, a decrease of $24.7 million or 7.8% from the first quarter of fiscal 2014. The decrease primarily relates to lower sales of engines resulting from higher channel inventories in North America and lower sales of engines for snow thrower OEM customers in Europe due to adequate inventories following last season. The decrease in net sales was partially offset by higher sales of pressure washers, snow throwers, lawn and garden equipment and the Allmand acquisition. The fiscal 2015 first quarter consolidated net loss, which includes restructuring expenses and acquisition related charges, was $15.3 million or $0.34 per diluted share. The first quarter of fiscal 2014 consolidated net loss, which included restructuring charges, was $19.3 million or $0.41 per diluted share.

Non-GAAP Financial Measures and Segment Reporting

This release refers to non-GAAP financial measures including “adjusted gross profit”, “adjusted segment income (loss)”, and “adjusted net income (loss)”. Refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to certain GAAP financial measures.

Beginning in fiscal 2015, the Company is using “segment income (loss)” as the primary measure to evaluate operating performance and allocate capital resources for the engines and products segments. Previously, the Company used income from operations. Segment income (loss) is defined as income (loss) from operations plus earnings of unconsolidated affiliates. The Company has recast prior year amounts for comparability, and has included a reconciliation from consolidated segment income (loss) to income (loss) from operations in the accompanying Adjusted Segment Information table.

Engines Segment:

	Three Months Ended Fiscal September
(In Thousands)	2014	2013
Engines Net Sales	$153,116	$183,787

Engines Gross Profit as Reported	$27,800	$25,236
Restructuring Charges	—	1,765
Adjusted Engines Gross Profit	$27,800	$27,001

Engines Gross Profit % as Reported	18.2%	13.7%
Adjusted Engines Gross Profit %	18.2%	14.7%

Engines Segment Loss as Reported	$(13,677)	$(16,557)
Restructuring Charges	—	1,765
Adjusted Engines Segment Loss	$(13,677)	$(14,792)

Engines Segment Loss % as Reported	(8.9)%	(9.0)%
Adjusted Engines Segment Loss %	(8.9)%	(8.0)%

Engines segment net sales of $153.1 million in the first quarter of fiscal 2015 decreased $30.7 million or 16.7% from the prior year. Total engine volumes shipped in the quarter decreased by 18.7% or approximately 200,000 engines. Net sales decreased as anticipated due to higher channel inventories in North America at the end of the current lawn and garden season and lower shipments into the European market for snow throwers.

Engines adjusted segment loss in the first quarter of fiscal 2015 was $13.7 million, an improvement of $1.1 million from the prior year. Engines segment adjusted gross profit margins improved 350 basis points year over year on higher manufacturing volume, improved efficiency and lower retirement plan expense. Engines produced were higher by 12% in the quarter benefitting adjusted gross margins by approximately 230 basis points. Engine production was increased to support higher demand for large engines for riding equipment to support pre-building of products related to the closure of the McDonough, Georgia facility. In addition, plant efficiency improvements, cost reductions and a favorable mix of engines produced benefitted adjusted gross margins by approximately 130 basis points. The previously announced retirement plan changes, which were implemented in January of calendar 2014, improved fiscal 2015 adjusted gross margins by $2.2 million, or 150 basis points. Partially offsetting this improvement was unfavorable sales mix that reduced adjusted gross margins by 160 basis points. The retirement plan changes also reduced engineering, selling, general and administrative expenses by $1.6 million.

Products Segment:

	Three Months Ended Fiscal September
(In Thousands)	2014	2013
Products Net Sales	$166,128	$153,037

Products Gross Profit as Reported	$19,384	$17,825
Restructuring Charges	6,846	1,820
Acquisition Related Charges	1,172	—
Adjusted Products Gross Profit	$27,402	$19,645

Products Gross Profit % as Reported	11.7%	11.6%
Adjusted Products Gross Profit %	16.5%	12.8%

Products Segment Loss as Reported	$(8,291)	$(7,615)
Restructuring Charges	7,801	1,820
Acquisition Related Charges	1,350	—
Adjusted Products Segment Income (Loss)	$860	$(5,795)

Products Segment Loss % as Reported	(5.0)%	(5.0)%
Adjusted Products Segment Income (Loss) %	0.5%	(3.8)%

Products segment net sales of $166.1 million in the first quarter of fiscal 2015 increased by $13.1 million or 9% from the prior year. This increase was due to higher sales of pressure washers, commercial lawn and garden equipment and snow throwers in the North America market and one month of the Allmand acquisition. Partially offsetting the increase were lower sales of snow throwers in Europe following last year’s mild winter and lower generator sales due to adequate channel inventories and no major storm activity.

Products adjusted segment income in the first quarter of fiscal 2015 was $0.9 million, an improvement of $6.7 million from the prior year adjusted segment loss. Products adjusted gross profit margins increased by 370 basis points year over year due to improved sales mix and higher manufacturing throughput. Favorable sales mix improved adjusted gross margins by 220 basis points due to a focus on selling higher margin lawn and garden equipment and the benefit of one month of the Allmand acquisition. In addition, manufacturing throughput increased year over year by 55% benefitting adjusted gross margins by approximately 190 basis points. Throughput is increased due to higher snow thrower production for channel refill in the North America market and higher production of pressure washers and riding mowers to facilitate the upcoming closure of the McDonough, Georgia plant. Offsetting the increase in adjusted gross profit margins was an unfavorable foreign exchange impact of approximately 40 basis points primarily due to the devaluation of the Australian dollar. Engineering, selling, general and administrative expenses increased $1.5 million due to the Allmand acquisition and increased compensation expense, partially offset by $1.2 million in savings related to the restructuring initiative announced in July 2014.

Allmand Bros., Inc. Acquisition:

The Company announced on August 29, 2014, that it had completed the acquisition of Allmand Bros., Inc. for approximately $62 million in cash, net of cash acquired. Allmand is a leading designer and manufacturer of high quality towable light towers, industrial heaters, and solar LED arrow boards. Allmand, which is included within our Products segment, has annual net sales of approximately $80 million.

Corporate Items:

Interest expense for the first quarter of fiscal 2015 was comparable to the same period a year ago.

The effective tax rate for the first quarter of fiscal 2015 was 40.9%, compared to 29.3% for the same respective period last year. The higher tax rate for the first quarter of fiscal 2015 was primarily driven by the reversal of previously recorded reserves as a result of the effective settlement of the Company’s IRS audit for its 2009-2010 consolidated income tax returns.

Financial Position:

Net debt at September 28, 2014 was $163.1 million (total debt of $225.0 million less $61.9 million of cash), or $53.2 million higher than the $109.8 million (total debt of $225.0 million less $115.2 million of cash) at September 29, 2013. Cash flows used by operating activities for fiscal 2015 were $48.9 million compared to $52.9 million in fiscal 2014. The slight improvement in operating cash flows was primarily related to an improved net loss and a decrease in accounts receivable due to lower sales, partially offset by higher inventory levels and accounts payable. In addition, the Company paid cash of $62.1 million for the Allmand acquisition in the first quarter of fiscal 2015 compared to no acquisitions in the same respective period last year.

Restructuring:

During the first quarter of fiscal 2015, the Company began implementing the restructuring actions to narrow its assortment of lower-priced Snapper consumer lawn and garden equipment and consolidate its Products segment manufacturing facilities in order to reduce costs. The Company will close its McDonough, Georgia plant in the second half of fiscal 2015 and consolidate production into existing facilities in Wisconsin and New York. Pre-tax restructuring costs for the first quarter of fiscal 2015 were $7.8 million and pre-tax savings were $1.2 million. Pre-tax restructuring cost estimates for fiscal 2015 remain unchanged at $30 million to $37 million. Total annual cost savings as a result of these actions are anticipated to be approximately $15 million to $20 million with approximately $5 million to $7 million expected to be realized in fiscal 2015 and the remainder realized in fiscal 2016.

Share Repurchase Program:

On January 22, 2014, the Board of Directors of the Company authorized up to $50 million in funds for use in the Company’s common share repurchase program. On August 13, 2014, the Board of Directors of the Company authorized up to an additional $50 million in funds for use in the Company’s common share repurchase program. The common share repurchase program authorizes the purchase of shares of the Company's common stock on the open market or in private transactions from time to time, depending on market conditions and certain governing loan covenants. During the first quarter of fiscal 2015, the Company repurchased 905,164 shares on the open market at an average price of $19.62 per share. As of September 28, 2014, the Company has remaining authorization to repurchase up to approximately $70 million of common stock with an expiration date of June 30, 2016.

Outlook:

We are increasing our fiscal 2015 projections to include the Allmand acquisition. Previously, we expected net income to be in a range of $50 million to $60 million or $1.07 to $1.27 per diluted share. We are now estimating fiscal 2015 net income to be in a range of $53 million to $63 million or $1.14 to $1.35 per diluted share prior to the impact of acquisition expenses, additional share repurchases, or costs related to our announced restructuring actions. We are also increasing our projections of consolidated net sales for fiscal 2015 to be in a range of $1.94 billion to $2.0 billion. We continue to estimate that the retail market for lawn and garden products will increase 1-4% in the U.S. next season. Sales estimates do not include the impact of landed hurricanes. Operating income margins for fiscal 2015 are expected to improve over fiscal 2014 and be in a range of 4.5% to 5.0% and reflect the positive impacts of the restructuring actions, particularly in the last quarter of the fiscal year. Interest expense and other income are estimated to be approximately $19 million and $7 million, respectively. The effective tax rate is projected to be in a range of 30% to 33% and capital expenditures are projected to be approximately $60 million to $65 million.

Conference Call Information:

The Company will host a conference call tomorrow at 10:00 AM (ET) to review this information. A live webcast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 804-3545. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1623909.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. We undertake no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment.  Its wholly owned subsidiaries include North America’s number one marketer of portable generators and pressure washers, and it is a leading designer, manufacturer and marketer of lawn and garden, turf care and job site products through its Simplicity®, Snapper®, Ferris®, Murray®, Allmand, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Fiscal Periods Ended September
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal September
	2014	2013
NET SALES	$292,629	$317,304
COST OF GOODS SOLD	238,462	269,888
RESTRUCTURING CHARGES	6,846	3,585
Gross Profit	47,321	43,831

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	70,084	68,762
RESTRUCTURING CHARGES	955	—
Loss from Operations	(23,718)	(24,931)

INTEREST EXPENSE	(4,518)	(4,510)
OTHER INCOME	2,373	2,093
Loss before Income Taxes	(25,863)	(27,348)

CREDIT FOR INCOME TAXES	(10,584)	(7,999)
Net Loss	$(15,279)	$(19,349)

EARNINGS (LOSS) PER SHARE
Basic	$(0.34)	$(0.41)
Diluted	(0.34)	(0.41)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	45,113	46,997
Diluted	45,113	46,997

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of Fiscal September
(In Thousands)
(Unaudited)

CURRENT ASSETS:	2014	2013
Cash and Cash Equivalents	$61,898	$115,176
Accounts Receivable, Net	166,313	171,103
Inventories	506,888	468,624
Deferred Income Tax Asset	47,904	47,520
Prepaid Expenses and Other Current Assets	39,799	37,189
Total Current Assets	822,802	839,612

OTHER ASSETS:
Goodwill	160,976	147,218
Investments	27,056	19,220
Debt Issuance Costs, Net	4,428	4,464
Other Intangible Assets, Net	101,594	87,000
Deferred Income Tax Asset	291	26,788
Other Long-Term Assets, Net	11,458	13,883
Total Other Assets	305,803	298,573

PLANT AND EQUIPMENT:
At Cost	1,040,081	1,026,960
Less - Accumulated Depreciation	743,160	741,352
Plant and Equipment, Net	296,921	285,608
	$1,425,526	$1,423,793

CURRENT LIABILITIES:
Accounts Payable	$187,214	$146,296
Accrued Liabilities	140,888	139,921
Total Current Liabilities	328,102	286,217

OTHER LIABILITIES:
Accrued Pension Cost	120,569	146,138
Accrued Employee Benefits	24,538	23,520
Accrued Postretirement Health Care Obligation	56,122	69,687
Deferred Income Tax Liability	3,906	—
Other Long-Term Liabilities	35,256	32,809
Long-Term Debt	225,000	225,000
Total Other Liabilities	465,391	497,154

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	73,100	75,079
Retained Earnings	1,027,469	1,017,824
Accumulated Other Comprehensive Loss	(199,142)	(220,606)
Treasury Stock, at Cost	(269,973)	(232,454)
Total Shareholders' Investment	632,033	640,422
	$1,425,526	$1,423,793

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal September
CASH FLOWS FROM OPERATING ACTIVITIES:	2014	2013
Net Loss	$(15,279)	$(19,349)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation and Amortization	12,939	13,874
Stock Compensation Expense	1,605	3,040
Loss (Gain) on Disposition of Plant and Equipment	75	157
Provision (Credit) for Deferred Income Taxes	4,558	(1,418)
Earnings of Unconsolidated Affiliates	(1,887)	(1,529)
Dividends Received from Unconsolidated Affiliates	1,750	1,500
Non-Cash Restructuring Charges	5,165	1,726
Changes in Operating Assets and Liabilities:
Accounts Receivable	70,347	20,110
Inventories	(117,735)	(61,310)
Other Current Assets	8,628	(9,983)
Accounts Payable, Accrued Liabilities and Income Taxes	(13,596)	4,515
Other, Net	(5,448)	(4,194)
Net Cash Used in Operating Activities	(48,878)	(52,861)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(7,390)	(11,650)
Cash Paid for Acquisitions, Net of Cash Acquired	(62,056)	—
Proceeds Received on Disposition of Plant and Equipment	172	28
Net Cash Used in Investing Activities	(69,274)	(11,622)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	—	—
Repayments of Short-Term Debt	—	(300)
Stock Option Exercise Proceeds and Tax Benefits	3,151	994
Treasury Stock Purchases	(17,761)	(9,696)
Net Cash Used in Financing Activities	(14,610)	(9,002)

EFFECT OF EXCHANGE RATE CHANGES	(8)	216
NET DECREASE IN CASH AND CASH EQUIVALENTS	(132,770)	(73,269)
CASH AND CASH EQUIVALENTS, Beginning	194,668	188,445
CASH AND CASH EQUIVALENTS, Ending	$61,898	$115,176

Non-GAAP Financial Measures
Briggs & Stratton prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measures. Management's inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our business trends and to understand our performance. In addition, we may utilize non-GAAP financial measures as a guide in our forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following table is a reconciliation of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Fiscal Periods Ended September
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal September
	2014 Reported	Adjustments(1)	2014 Adjusted	2013 Reported	Adjustments(1)	2013 Adjusted
NET SALES:
Engines	$153,116	$—	$153,116	$183,787	$—	$183,787
Products	166,128	—	166,128	153,037	—	153,037
Inter-Segment Eliminations	(26,615)	—	(26,615)	(19,520)	—	(19,520)
Total	$292,629	$—	$292,629	$317,304	$—	$317,304
GROSS PROFIT:
Engines	$27,800	$—	$27,800	$25,236	$1,765	$27,001
Products	19,384	8,018	27,402	17,825	1,820	19,645
Inter-Segment Eliminations	137	—	137	770	—	770
Total	$47,321	$8,018	$55,339	$43,831	$3,585	$47,416
Segment Income (Loss) (2)
Engines	$(13,677)	$—	$(13,677)	$(16,557)	$1,765	$(14,792)
Products	(8,291)	9,151	860	(7,615)	1,820	(5,795)
Inter-Segment Eliminations	137	—	137	770	—	770
Total	$(21,831)	$9,151	$(12,680)	$(23,402)	$3,585	$(19,817)

Reconciliation from Segment Loss to Loss from Operations:
Earnings of Unconsolidated Affiliates	1,887	—	1,887	1,529	—	1,529
Loss from Operations	$(23,718)	$9,151	$(14,567)	$(24,931)	$3,585	$(21,346)

INTEREST EXPENSE	(4,518)	—	(4,518)	(4,510)	—	(4,510)
OTHER INCOME	2,373	—	2,373	2,093	—	2,093
Income (Loss) Before Income Taxes	(25,863)	9,151	(16,712)	(27,348)	3,585	(23,763)
PROVISION (CREDIT) FOR INCOME TAXES	(10,584)	3,203	(7,381)	(7,999)	734	(7,265)
Net income (Loss)	$(15,279)	$5,948	$(9,331)	$(19,349)	$2,851	$(16,498)

EARNINGS (LOSS) PER SHARE
Basic	$(0.34)	$0.13	$(0.21)	$(0.41)	$0.06	$(0.35)
Diluted	(0.34)	0.13	(0.21)	(0.41)	0.06	(0.35)
(1) For the first quarter of fiscal 2015, includes restructuring charges of $7,801 net of $2,730 of taxes and acquisition related charges of $1,350 net of $473 of taxes. For the first quarter of fiscal 2014, includes restructuring charges of $3,585 net of $734 of taxes.
(2) The company defines segment income (loss) as income (loss) from operations plus earnings of unconsolidated affiliates.